Exhibit 10.1

Name:	XXX

PID:	XXX

NOTICE OF GRANT OF STOCK OPTIONS

The Management Development and Compensation Committee of the Board of Directors (the “Committee”) of Parker-Hannifin Corporation (the “Company”) has granted to you, under the Company’s 2004 Non-Employee Directors’ Stock Incentive Plan (the “Plan”), stock options (“Options”) with respect to the number of common shares of the Company (“Common Shares”) set forth below. Your Options under this grant have a grant price (“Grant Price”) that is 100% of the fair market value (the “Fair Market Value”) of the Common Shares, which is taken as the reported closing price of the Common Shares on the New York Stock Exchange-Composite Transactions on the date of the grant. This grant will expire at the time indicated below unless an earlier lapse date (“Lapse Date”) applies due to one of the status changes described in this notice.

Grant Date:	XX/XX/XX

No. of Shares to Which Options Apply:	XXX

Grant Price:	$XX.XX

Expiration Date:	XX/XX/XX, at 4:00 PM

Each Option granted hereunder entitles you to purchase the Common Shares covered by the option at the Grant Price.

Vesting Period. While you are a Director of the Company, this grant shall vest as follows:

[Vesting Schedule]

provided, however, in the event of a Change in Control of the Company (as defined in attached Exhibit A), all of the Options granted hereunder shall immediately vest and become exercisable.

If your service as a Director of the Company is terminated at any time prior to a vesting date as a result of retirement at or after age 65, permanent disability or death, any unvested Options shall continue to vest according to the schedule set forth above.

Following vesting, your Options are exercisable in accordance with the terms hereof only while you are a Director of the Company at any time until the Expiration Date or Lapse Date as to all or any portion of the Common Shares subject to the vested Options. Vested Options may also be exercised upon termination of your directorship in accordance with the specific status change rules set forth below.

Effect of Status Changes. If your service as a Director of the Company is terminated at any time prior to a vesting date for any reason other than death, permanent disability or retirement at or after age 65, any unvested Options at such date of termination shall lapse immediately upon termination.

Vested Options may be exercised in whole or in part after termination of your directorship before the Lapse Date shown in the right-hand column corresponding to the described status change:

Status Change	Lapse Date
(A) Permanent Disability or Retirement. If the termination of your directorship is due to permanent disability or to retirement at or after age 65.	Expiration Date.
(B) Death. In the event of your death, if exercised by the executor or administrator of your estate (or if your estate has already been probated, the beneficiary who has inherited the Options).	The earlier of: Two (2) years after the date of death or the Expiration Date.
(C) Termination. If the termination of your directorship is due to any other reason except your permanent disability or retirement as specified in (A) above, or your death as specified in (B) above.	The earlier of: Three (3) months from the date of termination or the Expiration Date.

Exercise and Settlement Procedures. To exercise any portion of this grant, you shall be required to complete and deliver a notice of exercise in the prescribed format to the Company for processing on the Exercise Date. The Exercise Date shall be deemed to be the first business day on which the Company receives, prior to the established cut-off time, (i) the notice of exercise and (ii) the exercise price which may be paid in cash or with other Common Shares of the Company. If you tender Common Shares of the Company to satisfy the exercise price, such shares will be valued at the Prior Day’s Close.

To settle the exercise of the Options, the Company will instruct its stock transfer agent to issue to you the net number of Common Shares you are entitled to receive. If a Reload Option (as more fully described below) is issued as a result of an exercise the Options granted herein, the shares received as a result of the exercise (less any shares withheld or sold for payment of U.S. income withholding taxes) will be held in book entry for one year, until the corresponding Reload Option has vested, after which the shares will immediately be available for issuance in certificated form or for transfer to a brokerage account of your choice. In the event the Reload Option is forfeited for any reason, the shares held in book entry will immediately become available for issuance or transfer per your instructions.

Taxable Compensation. If you are a U.S. citizen, you do not realize income upon the grant of these Options. In certain foreign countries, however, you may be taxed upon grant. In any year in which you exercise a part or all of such Options, the excess of the fair market value of the Common Shares on the Exercise Date over the Grant Price will be taxed as compensation at ordinary income rates.

Tax Withholding. If you are a non-U.S. citizen who is subject by law to U.S. income tax withholding, such withholding taxes must be paid to the Company at the time of exercise and may, at your option, be satisfied by surrendering to the Company a portion of the Common Shares received upon exercise of the stock option.

Reloadability. If you (or a permitted transferee as provided below) tender Common Shares of the Company to satisfy the exercise price on an Option, you will receive one (1) restorative or “reload” option grant effective on the Exercise Date equivalent to the number of Common Shares surrendered to satisfy the exercise price (the “Reload Option”). The Reload Option will have a Grant Price equal to the Fair Market Value of the Common Shares on the Exercise Date. Except as otherwise specified herein, no Reload Option may be exercised (a) prior to the completion of one (1) year of continuous service as a Director following the Exercise Date; and (b) unless you have retained ownership of the Common Shares resulting from the Option exercise on the Exercise Date (less a sufficient number of Common Shares to satisfy withholding tax obligations) for a period of one (1) year from the Exercise Date. No more than one (1) Reload Option grant shall be made hereunder. All other terms and conditions of the Reload Option will be identical to those contained herein, including without limitation the expiration and termination of the Reload Option.

Transferability. Your Options are not transferable (other than by will or the laws of descent and distribution) except to (a) your spouse, children or grandchildren, (b) one or more trusts for the benefit of such family members; or (c) partnerships in which such family members are the only partners; provided, however, that you do not receive any consideration for the transfer. Any transferred Options shall continue to be subject to the same terms and conditions that were applicable immediately prior to its transfer (except that such transferred Options shall not be further transferable by the transferee inter vivos).

Detrimental Activity. If you engage in any Detrimental Activity (as hereinafter defined), the Committee has the right to cancel this grant if unexercised or require repayment to the Company of any compensation received (in the form of cash or Common Shares) as a result of the exercise of any portion of this grant. Detrimental Activity, as defined in the Plan, means activity that is determined in individual cases, by the Committee or its express delegate, to be detrimental to the interests of the Corporation or a Subsidiary, including without limitation (i) the rendering of services to an organization, or engaging in a business, that is, in the judgment of the Committee or its express delegate, in competition with the Corporation; (ii) the disclosure to anyone outside of the Corporation, or the use for any purpose other than the Corporation’s business, of confidential information or material related to the Corporation, whether acquired by the Grantee during or after service with the Corporation; (iii) fraud, embezzlement, theft-in-office or other illegal activity; or (iv) a violation of the Corporation’s Code of Ethics.

All Terms Herein Subject to the Plan. The grant of your Options hereunder is at all times subject to all other terms, conditions and provisions of the Plan (and any rules or procedures adopted thereunder by the Committee) to the extent not specifically addressed herein. All initially capitalized terms, to the extent not otherwise defined herein, shall have the meaning ascribed to such terms in the Plan. In the event of a conflict between the terms of the Plan and this grant letter, the Plan shall prevail.

Please confirm your receipt of this letter by signing and returning to me the enclosed copy of this letter. Failure to sign and return a copy of this letter may jeopardize your ability to exercise the Options granted hereunder.

Sincerely yours,

Thomas A. Piraino, Jr.

Vice President, General Counsel and Secretary

RECEIPT ACKNOWLEDGED:

Date:
XXX

EXHIBIT A

“Change in Control” means the occurrence of one of the following events:

(i) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding securities eligible to vote for the election of the Board (“Corporation Voting Securities”); provided, however, that the event described in this paragraph shall not be deemed to be a Change in Control by virtue of any of the following situations: (A) an acquisition by the Corporation or any Subsidiary; (B) an acquisition by any employee benefit plan sponsored or maintained by the Corporation or any Subsidiary; (C) an acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities; (D) a Non-Control Transaction (as defined in paragraph (iii)); (E) as pertains to an individual Grantee, any acquisition by the Grantee or any group of persons (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act) including the Grantee (or any entity in which the Grantee or a group of persons including the Grantee, directly or indirectly, holds a majority of the voting power of such entity’s outstanding voting interests); or (F) the acquisition of Corporation Voting Securities from the Corporation, if a majority of the Board approves a resolution providing expressly that the acquisition pursuant to this clause (F) does not constitute a Change in Control under this paragraph (i);

(ii) individuals who, at the beginning of any period of twenty-four (24) consecutive months, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof; provided, that (A) any person becoming a director subsequent to the beginning of such twenty-four (24) month period, whose election, or nomination for election, by the Corporation’s shareholders was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board who are then on the Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this paragraph (ii), considered as though such person were a member of the Incumbent Board; provided, however, that no individual initially elected or nominated as a director of the Corporation as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board;

(iii) the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Corporation or any Subsidiary that requires the approval of the Corporation’s stockholders, whether for such transaction or the issuance of securities in connection with the transaction or otherwise (a “Business Combination”), unless (A) immediately following such Business Combination: (1) more than 50% of the total voting power of the corporation resulting from such Business Combination (the “Surviving Corporation”) or, if applicable, the ultimate parent corporation which directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Corporation Voting Securities that were outstanding immediately prior to the Business Combination (or, if applicable, shares into which such Corporation Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Corporation Voting Securities among the holders thereof immediately prior to the Business Combination, (2) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (3) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), following the Business Combination, were members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (a “Non-Control Transaction”) or (B) the Business Combination is effected by means of the acquisition of Corporation Voting Securities from the Corporation, and a majority of the Board approves a resolution providing expressly that such Business Combination does not constitute a Change in Control under this paragraph (iii); or

(iv) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or the sale or other disposition of all or substantially all of the assets of the Corporation and its Subsidiaries.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Corporation Voting Securities as a result of the acquisition of Corporation Voting Securities by the Corporation which, by reducing the number of Corporation Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of such an acquisition by the Corporation (if not for the operation of this sentence), and after the Corporation’s acquisition such person becomes the beneficial owner of additional Corporation Voting Securities that increases the percentage of outstanding Corporation Voting Securities beneficially owned by such person, a Change in Control shall then occur.